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Exhibit 15.4

PETROCHINA CANADA LTD.

RESERVES ASSESSMENT AND

EVALUATION OF

CANADIAN OIL AND GAS PROPERTIES

CORPORATE SUMMARY (SEC) ABBREVIATED

Effective December 31, 2018

1181812

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CORPORATE SUMMARY (SEC) ABBREVIATED

2	April 18, 2019 13:45:11

April 17, 2019 Project 1181812

Mr. Michael Fox

PetroChina Canada Ltd.

2700, 707 – 5th Street S.W.

Calgary, Alberta T2P 1V8

Dear Sir:

Re:	PetroChina Canada Ltd.
Corporate Evaluation (SEC)
Effective December 31, 2018

GLJ Petroleum Consultants (GLJ) has completed an independent reserves assessment and evaluation of the oil and gas properties of PetroChina Canada Ltd. (the “Company”). The effective date of this evaluation is December 31, 2018.

GLJ has prepared the reserves estimates utilizing reserves definitions contained in National Instrument 51-101 (NI 51-101) and following standards set out in the Canadian Oil and Gas Evaluation Handbook (COGEH) as required for securities reporting in Canada. Proved reserves definitions provided in NI 51-101 are similar to the U.S. SEC Reg. S-X (SEC) definitions, and guidance provided in COGEH is generally in keeping with SEC guidelines.

Economic forecasts provided herein have been prepared using the SEC mandated average of previous 12 months first-day-of-the-month constant product pricing guidelines. For the subject evaluation, the application of the SEC definitions would cause no change to the proved reserves and economic forecasts prepared following COGEH using the SEC constant product prices. Accordingly, the constant pricing proved reserves estimates and economic forecasts are considered appropriate for U.S. reporting purposes.

It was GLJ’s primary mandate in this evaluation to provide an independent evaluation of the oil and gas reserves of the Company in aggregate. Accordingly it may not be appropriate to extract individual property or entity estimates for other purposes. Our engagement letter notes these limitations on the use of this report.

This report represents a summary of the final corporate reserves report of the Company, dated January 2, 2019. The reserves and values contained herein include the following reserves properties; Duvernay Joint Venture Assets (Kaybob Duvernay, Willesden Green Duvernay, Simonette Montney), Groundbirch Montney, Conventional Minors (LoneRock, Drumhellar, Twining) and MacKay insitu. For further details please refer to the final SEC report of the Company dated January 2, 2019.

A summary of the reserves in barrels of oil equivalent and values for the reserves properties, as extracted from the corporate reserves report of the Company, are illustrated in the following tables.

For further details regarding the reserves contained herein, please refer to the comprehensive SEC reserves report.

4100, 400 - 3rd Ave SW Calgary, AB, Canada T2P 4H2 | tel 403-266-9500 | gljpc.com

3

It is trusted that this evaluation meets your current requirements. Should you have any questions regarding this analysis, please contact the undersigned.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

Trisha S. MacDonald, P. Eng.

Manager, Engineering

TSM/memd

Attachments

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INDEPENDENT PETROLEUM CONSULTANTS’ CONSENT

The undersigned firm of Independent Petroleum Consultants of Calgary, Alberta, Canada has prepared an independent evaluation of the PetroChina Canada Ltd. (the “Company”) Canadian oil and gas properties and hereby gives consent to the use of its name and to the said estimates. The effective date of the evaluation is December 31, 2018.

In the course of the evaluation, the Company provided GLJ Petroleum Consultants Ltd. personnel with basic information which included land data, well information, geological information, reservoir studies, estimates of on-stream dates, contract information, current hydrocarbon product prices, operating cost data, capital budget forecasts, financial data and future operating plans. Other engineering, geological or economic data required to conduct the evaluation and upon which this report is based, were obtained from public records, other operators and from GLJ Petroleum Consultants Ltd. nonconfidential files. The Company has provided a representation letter confirming that all information provided to GLJ Petroleum Consultants Ltd. is correct and complete to the best of its knowledge. Procedures recommended in the Canadian Oil and Gas Evaluation (COGE) Handbook and SPE-PRMS to verify certain interests and financial information were applied in this evaluation. In applying these procedures and tests, nothing came to GLJ Petroleum Consultants Ltd.’s attention that would suggest that information provided by the Company was not complete and accurate. GLJ Petroleum Consultants Ltd. reserves the right to review all calculations referred to or included in this report and to revise the estimates in light of erroneous data supplied or information existing but not made available which becomes known subsequent to the preparation of this report.

The accuracy of any reserves and production estimate is a function of the quality and quantity of available data and of engineering interpretation and judgment. While reserves and production estimates presented herein are considered reasonable, the estimates should be accepted with the understanding that reservoir performance subsequent to the date of the estimate may justify revision, either upward or downward.

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Revenue projections presented in this report are based in part on forecasts of market prices, currency exchange rates, inflation, market demand and government policy which are subject to many uncertainties and may, in future, differ materially from the forecasts utilized herein. Present values of revenues documented in this report do not necessarily represent the fair market value of the reserves evaluated herein.

PERMIT TO PRACTICE
GLJ PETROLEUM CONSULTANTS LTD.
Signature:

Date:	January 2, 2019

PERMIT NUMBER: P 2066
The Association of Professional Engineers and Geoscientists of Alberta

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INTRODUCTION

GLJ Petroleum Consultants (GLJ) was commissioned by PetroChina Canada Ltd. (the “Company”) to prepare an independent evaluation of its oil and gas reserves effective December 31, 2018. The locations of the most significant reserves properties are indicated on the attached index map.

The evaluation was initiated in July 2018 and completed by December 2018. Estimates of reserves and projections of production were generally prepared using well information and production data available from public sources to approximately November 30, 2018. The Company provided land, accounting data and other technical information not available in the public domain to approximately December 20, 2018. In certain instances, the Company also provided recent engineering, geological and other information up to December 18, 2018. The Company has confirmed that, to the best of its knowledge, all information provided to GLJ is correct and complete as of the effective date.

This evaluation has been prepared in accordance with procedures and standards contained in the Canadian Oil and Gas Evaluation (COGE) Handbook. The reserves definitions used in preparing this report (included herein under “Reserves Definitions”) are those contained in the SEC Reserves Definitions from excerpts S-X210.4-10 and those as detailed in SPE-PRMS (published in 2018).

The evaluation was conducted on the basis of the first day posted prices in each of the 12 months of the Company’s fiscal year as summarized in the Product Price and Market Forecasts section of this report.

Tables summarizing production, royalties, costs, revenue projections, reserves and present value estimates for various reserves categories for individual properties and the Company total are provided in the tabbed sections of this Summary Report.

The Evaluation Procedure section outlines general procedures used in preparing this evaluation. The individual property reports, provided under separate cover, provide additional evaluation details. The following summarizes evaluation matters that have been included/excluded in cash flow projections:

•

provisions for the abandonment and reclamation of all of the Company’s existing and future wells to which reserves have been attributed have been included; all other abandonment and reclamation costs have not been included,

•	general and administrative (G&A) costs and overhead recovery have not been included,

•	undeveloped land values have not been included.

Economic forecasts are provided on an after tax basis including tax pools provided by the Company in the “Evaluation Procedure” section.

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SUMMARY

8	April 18, 2019 13:45:11

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Company:	PetroChina Canada Ltd.	Reserve Class:	Various
Property:	Corporate	Development Class:	Classifications
Description:	After Tax Analysis (SEC)	Pricing:	SEC 2018-Dec-31 Posted (12 Month Avg.)
		Effective Date:	December 31, 2018

Summary of Reserves and Values

	Proved Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved Non-Producing	Total Proved
MARKETABLE RESERVES
Light & Medium Oil (Mbbl)
Total Company Interest	11	0	0	0	11
Working Interest	11	0	0	0	11
Net After Royalty	11	0	0	0	11
Heavy Oil (Mbbl)
Total Company Interest	18	0	0	0	18
Working Interest	18	0	0	0	18
Net After Royalty	17	0	0	0	17
Tight Oil (Mbbl)
Total Company Interest	121	0	0	0	121
Working Interest	121	0	0	0	121
Net After Royalty	103	0	0	0	103
Total Oil (Mbbl)
Total Company Interest	150	0	0	0	150
Working Interest	150	0	0	0	150
Net After Royalty	131	0	0	0	131
Shale Gas (MMcf)
Total Company Interest	133,447	2,384	200,448	202,832	336,279
Working Interest	133,447	2,384	200,448	202,832	336,279
Net After Royalty	125,891	2,317	190,407	192,724	318,615
Total Sales Gas (MMcf)
Total Company Interest	133,447	2,384	200,448	202,832	336,279
Working Interest	133,447	2,384	200,448	202,832	336,279
Net After Royalty	125,891	2,317	190,407	192,724	318,615
Natural Gas Liquids (Mbbl)
Total Company Interest	12,645	55	26,719	26,774	39,419
Working Interest	12,645	55	26,719	26,774	39,419
Net After Royalty	10,342	48	25,330	25,378	35,720
Oil Equivalent (Mboe)
Total Company Interest	35,036	453	60,127	60,579	95,616
Working Interest	35,036	453	60,127	60,579	95,616
Net After Royalty	31,455	434	57,064	57,498	88,953
BEFORE TAX PRESENT VALUE (M$)
0%	545,341	2,414	933,989	936,402	1,481,743
5%	451,295	1,800	567,908	569,708	1,021,003
8%	409,912	1,543	433,717	435,260	845,172
10%	386,840	1,405	365,854	367,259	754,100
12%	366,671	1,287	310,594	311,881	678,551
15%	340,834	1,141	245,379	246,520	587,354
20%	306,671	957	168,945	169,902	476,573
AFTER TAX PRESENT VALUE (M$)
0%	545,341	2,414	933,989	936,402	1,481,743
5%	451,295	1,800	567,908	569,708	1,021,003
8%	409,912	1,543	433,717	435,260	845,172
10%	386,840	1,405	365,854	367,259	754,100
12%	366,671	1,287	310,594	311,881	678,551
15%	340,834	1,141	245,379	246,520	587,354
20%	306,671	957	168,945	169,902	476,573

BOE Factors:	HVY OIL	1.0	RES GAS	6.0	PROPANE	1.0	ETHANE	1.0
	COND	1.0	SLN GAS	6.0	BUTANE	1.0	SULPHUR	0.0

Run Date: January 23, 2019 15:51:14

1181812             Class (A,B1,B2,B,C), SEC 2018-Dec-31 Posted (12 Month Avg.), psum

9	April 18, 2019 13:44:01

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Company:	PetroChina Canada Ltd.	Reserve Class:	Proved
Property:	Corporate	Development Class:	Producing
Description:	Summary (SEC)	Pricing:	SEC 2018-Dec-31 Posted (12 Month Avg.)
		Effective Date:	December 31, 2018

Company Production, Reserves and Present Value Summary

	2019 Company Interest Prod’n				Company Interest Reserves					Net After Royalty Reserves					Reserve Life Index yrs	Before Income Tax Discounted Present Value (M$)
Entity Description	Gas Mcf/d	Oil bbl/d	NGL bbl/d	Oil Eq boe/d	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe
																0%	5%	8%	10%	12%
Summary (SEC)
CNPCI
Conventional Minors
Drumheller	0	6	0	6	0	11	0	0	11	0	11	0	0	11	5.2	227	203	191	183	176
Lone Rock (Sask)	0	13	0	13	0	18	0	0	18	0	17	0	0	17	3.7	282	259	246	238	231

Total: Conventional Minors	0	19	0	19	0	29	0	0	29	0	28	0	0	28		508	462	437	421	407

Total: CNPCI	0	19	0	19	0	29	0	0	29	0	28	0	0	28		508	462	437	421	407
PetroChina Canada
Duvernay Joint Venture
Kaybob Duvernay	42,232	0	6,397	13,436	89,094	0	11,841	0	26,690	82,616	0	9,712	0	23,482	5.4	521,068	430,106	390,183	367,955	348,544
Simonette Montney	2,040	65	199	604	3,454	121	325	0	1,022	3,104	103	223	0	844	4.6	18,199	14,953	13,541	12,755	12,069
Willesden Green Duvernay	772	0	90	219	1,574	0	167	0	429	1,446	0	123	0	364	5.4	2,374	2,317	2,240	2,183	2,124

Total: Duvernay Joint Venture	45,044	65	6,686	14,259	94,121	121	12,332	0	28,140	87,166	103	10,059	0	24,690		541,641	447,377	405,964	382,893	362,737
Groundbirch Joint Venture
Greater Groundbirch Area Montney	434	0	2	75	256	0	1	0	44	251	0	1	0	43	1.6	-68	-49	-40	-35	-31
Greater Saturn Area Montney	8,051	0	47	1,388	6,485	0	38	0	1,118	6,446	0	36	0	1,110	2.2	-857	-492	-335	-249	-176
Greater Sunset Area Montney	22,658	0	179	3,955	32,584	0	274	0	5,705	32,028	0	246	0	5,584	4.0	4,117	3,998	3,887	3,810	3,733

Total: Groundbirch Joint Venture	31,144	0	228	5,419	39,326	0	313	0	6,867	38,725	0	283	0	6,737		3,191	3,457	3,512	3,526	3,527

Total: PetroChina Canada	76,188	65	6,914	19,677	133,447	121	12,645	0	35,008	125,891	103	10,342	0	31,427		544,832	450,833	409,476	386,419	366,264

Total: Summary (SEC)	76,188	84	6,914	19,696	133,447	150	12,645	0	35,036	125,891	131	10,342	0	31,455		545,341	451,295	409,912	386,840	366,671

BOE Factors:	HVY OIL	1.0	RES GAS	6.0	PROPANE	1.0	ETHANE	1.0
	COND	1.0	SLN GAS	6.0	BUTANE	1.0	SULPHUR	0.0

1181812             Proved Producing, SEC 2018-Dec-31 Posted (12 Month Avg.), crv

10	April 17, 2019 13:28:14

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Company:	PetroChina Canada Ltd.	Reserve Class:	Proved
Property:	Corporate	Development Class:	Developed Non-Producing
Description:	Summary (SEC)	Pricing:	SEC 2018-Dec-31 Posted (12 Month Avg.)
		Effective Date:	December 31, 2018

Company Production, Reserves and Present Value Summary

	2019 Company Interest Prod’n				Company Interest Reserves					Net After Royalty Reserves					Reserve Life Index yrs	Before Income Tax Discounted Present Value (M$)
	Gas Mcf/d	Oil bbl/d	NGL bbl/d	Oil Eq. boe/d	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe
Entity Description																0%	5%	8%	10%	12%
Summary (SEC)
PetroChina Canada
Duvernay Joint Venture
Kaybob Duvernay	0	0	0	0	668	0	37	0	148	619	0	31	0	134	4.7	1,810	1,299	1,089	977	883

Total: Duvernay Joint Venture	0	0	0	0	668	0	37	0	148	619	0	31	0	134		1,810	1,299	1,089	977	883
Groundbirch Joint Venture
Greater Sunset Area Montney	817	0	9	145	1,715	0	19	0	305	1,698	0	17	0	301	4.3	604	501	454	427	404

Total: Groundbirch Joint Venture	817	0	9	145	1,715	0	19	0	305	1,698	0	17	0	301		604	501	454	427	404

Total: PetroChina Canada	817	0	9	145	2,384	0	55	0	453	2,317	0	48	0	434		2,414	1,800	1,543	1,405	1,287

Total: Summary (SEC)	817	0	9	145	2,384	0	55	0	453	2,317	0	48	0	434		2,414	1,800	1,543	1,405	1,287

BOE Factors:	HVY OIL	1.0	RES GAS	6.0	PROPANE	1.0	ETHANE	1.0
	COND	1.0	SLN GAS	6.0	BUTANE	1.0	SULPHUR	0.0

1181812	Proved Developed Non-Producing, SEC 2018-Dec-31 Posted (12 Month Avg.), crv

11	April 17, 2019 13:27:48

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Company:	PetroChina Canada Ltd.	Reserve Class:	Proved
Property:	Corporate	Development Class:	Undeveloped
Description:	Summary (SEC)	Pricing:	SEC 2018-Dec-31 Posted (12 Month Avg.)
		Effective Date:	December 31, 2018

Company Production, Reserves and Present Value Summary

	2019 Company Interest Prod’n				Company Interest Reserves					Net After Royalty Reserves					Reserve Life Index yrs	Before Income Tax Discounted Present Value (M$)
	Gas Mcf/d	Oil bbl/d	NGL bbl/d	Oil Eq. boe/d	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe
Entity Description																0%	5%	8%	10%	12%
Summary (SEC)
PetroChina Canada
Duvernay Joint Venture
Kaybob Duvernay	9,536	0	2,267	3,856	200,448	0	26,719	0	60,127	190,407	0	25,330	0	57,064	42.7	933,989	567,908	433,717	365,854	310,594

Total: Duvernay Joint Venture	9,536	0	2,267	3,856	200,448	0	26,719	0	60,127	190,407	0	25,330	0	57,064		933,989	567,908	433,717	365,854	310,594

Total: PetroChina Canada	9,536	0	2,267	3,856	200,448	0	26,719	0	60,127	190,407	0	25,330	0	57,064		933,989	567,908	433,717	365,854	310,594

Total: Summary (SEC)	9,536	0	2,267	3,856	200,448	0	26,719	0	60,127	190,407	0	25,330	0	57,064		933,989	567,908	433,717	365,854	310,594

BOE Factors:	HVY OIL	1.0	RES GAS	6.0	PROPANE	1.0	ETHANE	1.0
	COND	1.0	SLN GAS	6.0	BUTANE	1.0	SULPHUR	0.0

1181812	Proved Undeveloped, SEC 2018-Dec-31 Posted (12 Month Avg.), crv

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Company:	PetroChina Canada Ltd.	Reserve Class:	Proved
Property:	Corporate	Development Class:	Total Non-Producing
Description:	Summary (SEC)	Pricing:	SEC 2018-Dec-31 Posted (12 Month Avg.)
		Effective Date:	December 31, 2018

Company Production, Reserves and Present Value Summary

	2019 Company Interest Prod’n				Company Interest Reserves					Net After Royalty Reserves					Reserve Life Index yrs	Before Income Tax Discounted Present Value (M$)
	Gas Mcf/d	Oil bbl/d	NGL bbl/d	Oil Eq. boe/d	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe
Entity Description																0%	5%	8%	10%	12%
Summary (SEC)
PetroChina Canada
Duvernay Joint Venture
Kaybob Duvernay	9,536	0	2,267	3,856	201,117	0	26,755	0	60,275	191,026	0	25,360	0	57,198	42.8	935,799	569,207	434,806	366,832	311,477

Total: Duvernay Joint Venture	9,536	0	2,267	3,856	201,117	0	26,755	0	60,275	191,026	0	25,360	0	57,198		935,799	569,207	434,806	366,832	311,477
Groundbirch Joint Venture
Greater Sunset Area Montney	817	0	9	145	1,715	0	19	0	305	1,698	0	17	0	301	4.3	604	501	454	427	404

Total: Groundbirch Joint Venture	817	0	9	145	1,715	0	19	0	305	1,698	0	17	0	301		604	501	454	427	404

Total: PetroChina Canada	10,352	0	2,276	4,001	202,832	0	26,774	0	60,579	192,724	0	25,378	0	57,498		936,402	569,708	435,260	367,259	311,881

Total: Summary (SEC)	10,352	0	2,276	4,001	202,832	0	26,774	0	60,579	192,724	0	25,378	0	57,498		936,402	569,708	435,260	367,259	311,881

BOE Factors:	HVY OIL	1.0	RES GAS	6.0	PROPANE	1.0	ETHANE	1.0
	COND	1.0	SLN GAS	6.0	BUTANE	1.0	SULPHUR	0.0

1181812             Total Proved Non-Producing, SEC 2018-Dec-31 Posted (12 Month Avg.), crv

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Company:	PetroChina Canada Ltd.	Reserve Class:	Proved
Property:	Corporate	Development Class:	Total
Description:	Summary (SEC)	Pricing:	SEC 2018-Dec-31 Posted (12 Month Avg.)
		Effective Date:	December 31, 2018

Company Production, Reserves and Present Value Summary

	2019 Company Interest Prod’n				Company Interest Reserves					Net After Royalty Reserves					Reserve Life Index yrs	Before Income Tax Discounted Present Value (M$)
	Gas Mcf/d	Oil bbl/d	NGL bbl/d	Oil Eq. boe/d	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe	Gas MMcf	Oil Mbbl	NGL Mbbl	Sulphur Mlt	Oil Eq. Mboe
Entity Description																0%	5%	8%	10%	12%
Summary (SEC)
CNPCI
Conventional Minors
Drumheller	0	6	0	6	0	11	0	0	11	0	11	0	0	11	5.2	227	203	191	183	176
Lone Rock (Sask)	0	13	0	13	0	18	0	0	18	0	17	0	0	17	3.7	282	259	246	238	231

Total: Conventional Minors	0	19	0	19	0	29	0	0	29	0	28	0	0	28		508	462	437	421	407

Total: CNPCI	0	19	0	19	0	29	0	0	29	0	28	0	0	28		508	462	437	421	407
PetroChina Canada
Duvernay Joint Venture
Kaybob Duvernay	51,768	0	8,664	17,292	290,210	0	38,596	0	86,964	273,641	0	35,073	0	80,680	13.8	1,456,867	999,313	824,989	734,787	660,021
Simonette Montney	2,040	65	199	604	3,454	121	325	0	1,022	3,104	103	223	0	844	4.6	18,199	14,953	13,541	12,755	12,069
Willesden Green Duvernay	772	0	90	219	1,574	0	167	0	429	1,446	0	123	0	364	5.4	2,374	2,317	2,240	2,183	2,124

Total: Duvernay Joint Venture	54,580	65	8,953	18,115	295,238	121	39,087	0	88,415	278,192	103	35,419	0	81,888		1,477,440	1,016,584	840,770	749,725	674,214
Groundbirch Joint Venture
Greater Groundbirch Area Montney	434	0	2	75	256	0	1	0	44	251	0	1	0	43	1.6	-68	-49	-40	-35	-31
Greater Saturn Area Montney	8,051	0	47	1,388	6,485	0	38	0	1,118	6,446	0	36	0	1,110	2.2	-857	-492	-335	-249	-176
Greater Sunset Area Montney	23,475	0	188	4,101	34,300	0	293	0	6,009	33,726	0	263	0	5,884	4.0	4,720	4,499	4,341	4,238	4,138

Total: Groundbirch Joint Venture	31,960	0	237	5,564	41,041	0	332	0	7,172	40,423	0	301	0	7,038		3,795	3,958	3,966	3,953	3,931

Total: PetroChina Canada	86,540	65	9,190	23,679	336,279	121	39,419	0	95,587	318,615	103	35,720	0	88,925		1,481,235	1,020,541	844,735	753,678	678,145

Total: Summary (SEC)	86,540	84	9,190	23,697	336,279	150	39,419	0	95,616	318,615	131	35,720	0	88,953		1,481,743	1,021,003	845,172	754,100	678,551

BOE Factors:	HVY OIL	1.0	RES GAS	6.0	PROPANE	1.0	ETHANE	1.0
	COND	1.0	SLN GAS	6.0	BUTANE	1.0	SULPHUR	0.0

1181812             Total Proved, SEC 2018-Dec-31 Posted (12 Month Avg.), crv

14	April 17, 2019 13:28:21

Page: 15 of 27

SEC RESERVES DEFINITIONS

The following definitions are excerpts from Regulation S-X 210.4-10. Portions of these definitions within square parentheses, [    ], have been transposed from other sections of Regulation S-X 210.4-10 to improve readability.

Resources

Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

Reserves

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note: Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e. , absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Proved Oil and Gas Reserves

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A)	The area identified by drilling and limited by fluid contacts, if any, and

(B)

Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

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(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)

Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Probable Reserves

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)

[The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.]

[Where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.]

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Possible Reserves

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)

When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)

Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)

The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)

Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)

Where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

Developed Oil and Gas Reserves

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

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Undeveloped Oil and Gas Reserves

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)

Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)

Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii)

Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir [see Other Definitions below], or by other evidence using reliable technology establishing reasonable certainty.

Other Pertinent Definitions

Analogous Reservoir

Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);

(ii)	Same environment of deposition;

(iii)	Similar geological structure; and

(iv)	Same drive mechanism.

Reasonable Certainty

If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

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Reliable Technology

Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reservoir

A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

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EVALUATION PROCEDURE

INTEREST DESCRIPTIONS	21

WELL DATA	21

ACCOUNTING SUMMARY	21

PRODUCTION FORECASTS	21

AFTER TAX ANALYSIS	22

ECONOMIC PARAMETERS	23

OIL EQUIVALENT OR GAS EQUIVALENT	24

LIST OF ABBREVIATIONS	24

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EVALUATION PROCEDURE

The following outlines the methodology employed by GLJ Petroleum Consultants (GLJ) in conducting the evaluation of the Company’s oil and gas properties. GLJ evaluation procedures are in compliance with standards contained in the Society of Petroleum Engineers (SPE) and Petroleum Resources Management System (SPE-PRMS).

INTEREST DESCRIPTIONS

The Company provided GLJ with current land interest information. The Company provided a representation letter confirming accuracy of land information. Certain cross-checks of land and accounting information were undertaken by GLJ. In this process, nothing came to GLJ’s attention that indicated that information provided by the Company was incomplete or unreliable.

In GLJ’s reports, “Company Interest” reserves and values refer to the sum of royalty interest* and working interest reserves before deduction of royalty burdens payable. “Working Interest” reserves equate to those reserves that are referred to as “Company Gross” reserves.

*Royalty	interest reserves include royalty volumes derived only from other working interest owners.

WELL DATA

Pertinent interest and offset well data such as drill stem tests, workovers, pressure surveys, production tests, etc., were provided by the Company or were obtained from other operators, public records or GLJ nonconfidential files.

ACCOUNTING SUMMARY

The Company provided GLJ with available accounting data on a property basis and for the corporate total for the period December 1, 2017, to July 31, 2018. In some circumstances this information was also provided on a cost centre basis to address major reserves entities that are a subset of a Company property. The Company has also provided historical accounting data by property and corporate totals for 2015 to 2017.

PRODUCTION FORECASTS

In establishing all production forecasts, consideration was given to existing gas contracts and the possibility of contract revisions, to the operator’s plans for development drilling and to reserves and well capability. Generally, development drilling in an area was not considered unless there was some indication from the operator that drilling could be expected.

The on-stream date for currently shut-in reserves was estimated with consideration given to the following:

•	proximity to existing facilities

•	plans of the operator

•	economics

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AFTER TAX ANALYSIS

Canadian income taxes were calculated based on currently legislated federal and provincial tax rates, tax regulations and tax pool information provided by the Company. After tax values for reserves development status or production status subcategories (i.e. developed, undeveloped, producing, non-producing) are calculated by difference.

Current Capital

Following the Federal Accelerated Investment Incentive changes, capital is written off at the following depreciation rates:

Capital Classification	2019-2023	2024-2027	2028
Canadian Oil and Gas Property Expense (COGPE)	15	12.5	10
Canadian Development Expense (CDE)	45	37.5	30
Capital Cost Allowance: (CCA)
Class 41	37.5	25	12.5

Tax Pools

The following tax pools as of the effective date were included in the income tax calculations for the reserves properties:

PetroChina Canada Ltd. Assets:

Tax Pool Classification	Write-Off Rate (%)	Tax Pool (M$)
Canadian Oil and Gas Property Expense (COGPE)	10	1,660,467
Canadian Exploration Expense (CEE)	100	40,662
Non-Capital Losses	100	1,641,122
Canadian Development Expense (CDE)	30	1,291,668
Capital Cost Allowance: (CCA)
Class 1	10	106,338
Class 8	20	38,211
Class 12	100	4,973
Class 13	10	512
Class 14		1,152
Class 17	8	1,646
Class 41	25	2,384,872
Class 42	12	156
Class 49	8	50,693
Class 50	55	5,620
Scientific Research and Experimental
Development (SRED)	100	6,133

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CNPC International Assets:

Tax Pool Classification	Write-Off Rate (%)	Tax Pool (M$)
Canadian Development Expense (CDE)	30	27,433
Non-Capital Loss	100	59,520
Capital Cost Allowance: (CCA)
Class 1	10	960
Class 41	25	1,388

Tax Rates

Federal income tax calculations incorporate recently enacted reductions in general corporate income tax rates as follows:

Year	Federal Income Tax Rate
2019+	15.0%

Allocation of revenues to Canadian provinces for income tax purposes depends on several factors in addition to the provincial origin of the resource revenues. The average future annual provincial tax rate has been calculated based on an allocation of provincial resource revenues and their respective tax rate as follows:

PetroChina Canada Corporation Assets:

Year	Alberta Tax Rate	Alberta Allocation	B.C. Tax Rate	B.C. Allocation	Sask. Tax Rate	Sask. Allocation	Avg. Ann. Tax Rate
2019+	12.00%	99.7%	12.00%	0.3%	12.00%	55.0%	12.00%

CNPC International Assets:

Year	Alberta Tax Rate	Alberta Allocation	B.C. Tax Rate	B.C. Allocation	Sask. Tax Rate	Sask. Allocation	Avg. Ann. Tax Rate
2019+	12.00%	44.5%	12.00%	0.00%	12.00%	55.5%	12.00%

Company total after tax economic forecasts for all reserves categories are attached.

ECONOMIC PARAMETERS

Pertinent economic parameters are listed as follows:

a)	The effective date is December 31, 2018.

b)	Operating and capital costs, including maintenance capital, were estimated in 2019 dollars and then escalated as summarized in the Product Price and Market Forecasts section of this report.

c)	Operating costs have been included for active and inactive wells in active properties; operating costs for inactive properties are excluded.

d)

Economic forecasts were prepared for each property on a before income tax basis. Detailed discounting of future cash flow was performed using a discount factor of 10.0 percent with all values discounted annually to December 31, 2018, on a mid-calendar-year basis.

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e)	Royalty holidays applicable to existing wells or forecast drilling are included in individual well economics. These credits are itemized within the property reports.

f)	Gas processing allowances relating to remaining undepreciated capital bases, were included in individual property economic evaluations.

g)	Mineral taxes on freehold interests were included.

h)	Field level overhead charges have been included; recovery of overhead expenses has not been included.

i)	The Company’s office G&A costs have not been included.

j)

Abandonment and reclamation costs for all existing and future wells to which reserves have been assigned have been included at the property level. Costs have been scheduled 5 years after the last year of production for each well. Additional abandonment and reclamation costs associated with inactive wells, pipelines and facilities have not been included in this analysis.

k)

The Curtailment Rules adopted by the Province of Alberta on December 3, 2018 and set out in the appendices to the Oil and Gas Conservation Act, Oil Sands Conservation Act and Responsible Energy Development Act have been incorporated.

OIL EQUIVALENT OR GAS EQUIVALENT

In this report, quantities of hydrocarbons have been converted to barrels of oil equivalent (boe); or to sales gas equivalent (sge) using factors of 6 Mcf/boe for gas, 1 bbl/boe for all liquids, and 0 boe for sulphur. Users of oil equivalent values are cautioned that while boe based metrics are useful for comparative purposes, they may be misleading when used in isolation.

LIST OF ABBREVIATIONS

AOF	absolute open flow
bbl	barrels
Bcf	billion cubic feet of gas at standard conditions
BIIP	bitumen initially-in-place
boe	barrel of oil equivalent, in this evaluation determined using 6 Mcf/boe for gas, 1 bbl/boe for all liquids, and 0 boe for sulphur
bopd	barrels of oil per day
Btu	British thermal units
bwpd	barrels of water per day
DSU	drilling spacing unit
GCA	gas cost allowance
GIIP	gas initially-in-place
GOC	gas-oil contact
GOR	gas-oil ratio
GORR	gross overriding royalty
GWC	gas-water contact
Mbbl	thousand barrels
Mboe	thousand boe
Mcf	thousand cubic feet of gas at standard conditions
Mcfe	thousand cubic feet of gas equivalent
Mlt	thousand long tons

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M$	thousand dollars
MM$	million dollars
MMbbl	million barrels
MMboe	million boe
MMBtu	million British thermal units
MMcf	million cubic feet of gas at standard conditions
MRL	maximum rate limitation
Mstb	thousand stock tank barrels
MMstb	million stock tank barrels
NGL	natural gas liquids (ethane, propane, butane and condensate)
NPI	net profits interest
OIIP	oil initially-in-place
ORRI	overriding royalty interest
OWC	oil-water contact
P&NG	petroleum and natural gas
PIIP	petroleum initially-in-place
psia	pounds per square inch absolute
psig	pounds per square inch gauge
PVT	pressure-volume-temperature
RLI	reserves life index, calculated by dividing reserves by the forecast of first year production
scf	standard cubic feet
sge	sales gas equivalent – if presented in this evaluation, determined using 1 barrel of oil or natural gas liquid = 6 Mcfe; 0 for sulphur
stb	stock tank barrel
WI	working interest
WTI	West Texas Intermediate

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Table 1

GLJ Petroleum Consultants

Crude Oil and Natural Gas Liquids

SEC 2018-Dec-31 Posted (12 Month Avg.)

Effective January 1, 2019

			NYMEX WTI Near Month Futures Contract Crude Oil at Cushing, Oklahoma		Brent Blend Crude Oil FOB North Sea	Light, Sweet Crude Oil (40 API, 0.3%S) at Edmonton	Bow River Crude Oil Stream Quality at Hardisty	WCS Crude Oil Stream Quality at Hardisty	Heavy Crude Oil Proxy (12 API) at Hardisty	Light Sour Crude Oil (35 API, 1.2%S) at Cromer	Medium Crude Oil (29 API, 2.0%S) at Cromer	Alberta Natural Gas Liquids (Then Current Dollars)
Year	Inflation %	CADUSD Exchange Rate USD/CAD	Constant 2019 $ USD/bbl	Then Current USD/bbl	Then Current USD/bbl	Then Current CAD/bbl	Then Current CAD/bbl	Then Current CAD/bbl	Then Current CAD/bbl	Then Current CAD/bbl	Then Current CAD/bbl	Spec Ethane CAD/bbl	Edmonton Propane CAD/bbl	Edmonton Butane CAD/bbl	Edmonton C5+ Stream Quality CAD/bbl
2019	0.0	0.7754	65.56	65.56	71.54	70.07	50.41	50.44	40.76	73.74	70.42	4.35	27.77	33.82	79.39
2020	0.0	0.7754	65.56	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr

Historical futures contract price is an average of the daily settlement price of the near month contract over the calendar month.

Table 2

GLJ Petroleum Consultants

Natural Gas and Sulphur

SEC 2018-Dec-31 Posted (12 Month Avg.)

Effective January 1, 2019

						Alberta Plant Gate
	NYMEX Henry Hub Near Month Contract		Midwest Price at Chicago	AECO/NIT Spot	Alliance Transfer Pool Spot	Spot			Saskatchewan Plant Gate			British Columbia
Year	Constant 2019 $ USD/MMBtu	Then Current USD/MMBtu	Then Current USD/MMBtu	Then Current CAD/ MMBtu	Then Current CAD/ MMBtu	Constant 2019 $ CAD/ MMBtu	Then Current CAD/ MMBtu	ARP CAD/ MMBtu	SaskEnergy CAD/ MMBtu	Spot CAD/ MMBtu	Sumas Spot CAD/ MMBtu	Westcoast Station 2 CAD/ MMBtu	Spot Plant Gate CAD/ MMBtu	Sulphur FOB Vancouver USD/lt	Alberta Sulphur at Plant Gate CAD/lt
2019	3.10	3.10	3.05	1.46	1.46	1.25	1.25	1.25	1.35	1.56	2.70	1.44	1.23	136.71	126.31
2020	3.10	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	1.25	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr

Unless otherwise stated, the gas price reference point is the receipt point on the applicable provincial gas transmission system known as the plant gate. The plant gate price represents the price before raw gathering and processing charges are deducted.

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Table 3

GLJ Petroleum Consultants

International

SEC 2018-Dec-31 Posted (12 Month Avg.)

Effective January 1, 2019

Year	Inflation %	CADUSD Exchange Rate USD/CAD			NYMEX WTI Near Month Futures Contract Crude Oil at Cushing, Oklahoma		Light Louisiana Sweet Crude Oil		Maya Crude Oil		Brent Blend Crude Oil FOB North Sea		NYMEX Henry Hub Near Month Contract		National Balancing Point (UK)
			GBPUSD Exchange Rate USD/GBP	EURUSD Exchange Rate USD/EUR	Then Current USD/bbl	Then Current CAD/bbl	Then Current USD/bbl	Then Current CAD/bbl	Then Current USD/bbl	Then Current CAD/bbl	Then Current USD/bbl	Then Current CAD/bbl	Then Current USD/ MMBtu	Then Current CAD/ MMBtu	Then Current USD/ MMBtu	Then Current CAD/ MMBtu
2019	0.0	0.7754	1.3379	1.1827	65.56	84.55	70.52	90.95	63.04	81.30	71.54	92.26	3.10	4.00	7.78	10.03
2020	0.0	0.7754	1.3379	1.1827	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr	+0.0%/yr

Historical futures contract price is an average of the daily settlement price of the near month contract over the calendar month.

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